EXHIBIT 10.13

EMPLOYMENT AGREEMENT, DATED MAY 4, 2005 BETWEEN MYKROLIS

CORPORATION AND GIDEON ARGOV

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 4, 2005 (the “Effective Date”) is made by and between Gideon Argov (the “Executive”) and Mykrolis Corporation, a Delaware corporation (“Mykrolis”).

WHEREAS, Mykrolis and the Executive previously entered into that certain Employment Offer Letter, dated as of November 18, 2004, and the related Separation Agreement, dated as of November 21, 2004 (Collectively the “Prior Agreements”);

WHEREAS, Mykrolis and the Executive wish to amend and restate the Prior Agreements, among other reasons, because of the transactions described below;

WHEREAS, Entegris, Inc., a Minnesota corporation (“Entegris”) and Eagle DE, Inc., a Delaware corporation and wholly-owned subsidiary of Entegris (“Eagle”) have entered into that Agreement and Plan of Merger dated as of March 21, 2005 (the “Entegris Merger Agreement”), pursuant to which at the effective time Entegris shall merge with and into Eagle, and Eagle shall be the surviving corporation (the “Entegris Merger”);

WHEREAS, Mykrolis, Entegris and Eagle have entered into that Agreement and Plan of Merger dated as of March 21, 2005 (the “Eagle Merger Agreement”), pursuant to which immediately following the Entegris Merger, Mykrolis shall merge with and into Eagle, and Eagle shall be the surviving corporation (the “Eagle Merger”);

WHEREAS, in connection with the Eagle Merger, the name of Eagle shall be changed to Entegris, Inc. (“Entegris, Inc.”) (the Entegris Merger and Eagle Merger together, the “Transactions”);

WHEREAS, Mykrolis and the Executive wish to amend the terms of the Executive’s employment with Mykrolis, and any successor thereto, including, in the event of and upon the closing of the Transactions, Entegris, Inc. (the “Company”);

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

Term of Employment. Subject to earlier termination pursuant to Section 4, the Executive’s term of employment pursuant to this Agreement shall commence on the Effective Date and shall remain in effect through the third anniversary of the Effective Date and shall automatically be extended for one additional year on the third anniversary of the Effective Date and on each anniversary thereafter (each an “Extension Date”) unless, not less than sixty (60) days prior to any such Extension Date, either party shall have given notice to the other that the Employment Term, as defined below, shall not be extended. As used in this Agreement, the “Employment Term” shall refer to the period beginning on the Effective Date and ending on the date the Executive’s employment terminates in accordance with this Section 1 or Section 4. The terms and conditions of the Prior Agreements shall no longer be effective as of the Effective Date.

Position and Duties.

During the Employment Term, the Executive agrees to serve the Company, and the Company agrees to employ the Executive, as Chief Executive Officer of the Company. The Company also agrees during the Employment Term to nominate the Executive as a member of the Board of Directors of the Company (the “Board”) and to support, in good faith, his election as a member of the Board. In serving in the aforementioned positions, the Executive shall have such duties and authority as are customary for chief executive officers of companies in a similar line of business as the Company and as may be specified from time to time by the Board on a basis consistent with such duties and authority. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates, as defined below, if so elected or appointed from time to time. The Executive shall report directly to the Board, or the board of any successor thereto.

During the Employment Term, the Executive will devote the Executive’s business time and best efforts to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly. The Executive shall not be precluded, however, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization, provided that such service, either individually or in the aggregate, does not give rise to a conflict of interest with the Company or otherwise materially interfere with the Executive’s performance hereunder.

In the event of the closing of the Transactions, the Executive shall have the right to recommend to the Board the eleventh director of the initial Board of Directors of Entegris, Inc. In addition, in the event of a vacancy on the Board, the Executive shall coordinate the director search process, which process shall be subject to Board approval, and shall have the right to recommend nominee candidates to the Nominating and Governance Committee of the Board to fill such vacancy, subject to applicable law and listing requirements.

Compensation and Benefits. As compensation for all services performed by the Executive for the Company and its Affiliates, the Company shall provide the Executive the following during the Employment Term:

Base Salary. The Company will pay to the Executive a base salary at the rate of four hundred fifty thousand dollars ($450,000) per year, payable in accordance with the payroll practices of the Company; provided that in the event of the closing of the Transactions, the Executive’s Base Salary will be adjusted at least to six hundred thousand dollars ($600,000) effective January 1, 2006. The Base Salary will be reviewed by the Board or, at its election, by the Compensation Committee of the Board (the “Compensation Committee”) at least annually thereafter and may be adjusted upward (but not downward) to reflect the Executive’s performance and responsibilities, as determined in the discretion of the Board or, at its election, the Compensation Committee. For purposes of this Agreement, “Base Salary” shall mean the Executive’s base salary as increased.

Annual Bonus. With respect to each full fiscal year during the Employment Term, the Executive shall be eligible to earn an annual incentive bonus (the “Bonus”). The Executive’s target bonus shall be equal to 75% of Base Salary (the “Target Bonus”), with the actual amount of each Bonus being determined in the discretion of the Board or, at its election, the Compensation Committee, based on achievement of performance and other specific objectives as shall be mutually agreed by the Executive and the Board (or, at its election, the Compensation Committee) within the first three months of each fiscal year during the Employment Term, or as soon as practicable thereafter.

Equity Participation. The Executive shall be entitled to participate in any equity incentive plan made available by the Company to its executives generally, in accordance with the terms of such plan, as in effect from time to time, and of any award issued thereunder.

Employee Benefits. The Executive shall be entitled to participate in any and all medical, profit-sharing, dental, life insurance, disability income, retirement plans and other welfare programs, plans and policies as in effect from time to time for executives of the Company generally (the “Benefit Plans”), in accordance with the terms of the Benefit Plans and generally applicable Company policies. The Executive’s spouse and dependents also may participate in the Benefit Plans to the extent eligible under plans’ terms and generally applicable Company policies, each as in effect from time to time.

Supplemental Retirement Plans. The Executive shall be eligible to participate in any supplemental retirement plans maintained by or on behalf of the Company for the benefit of its executives generally, as in effect from time to time.

Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time for its executives generally.

Expense Reimbursement. The Executive shall be entitled to receive reimbursement from the Company for reasonable business expenses incurred by him in the performance of his duties hereunder in accordance with Company policies.

Financial Planning Allowance. The Executive shall be entitled to an allowance for annual financial planning and tax return preparation of up to fifteen thousand dollars ($15,000) for each calendar year.

Termination. The Employment Term and the Executive’s employment hereunder may be terminated by either party on notice to the other party as set forth below. Except as otherwise expressly provided in this Agreement, the provisions of this Section 4 shall exclusively govern the Executive’s rights upon termination of employment with the Company and its Affiliates.

By the Company For Cause or By Executive Other Than For Good Reason or Expiration of the Employment Term by the Executive’s Notice.

The Employment Term and the Executive’s employment may be terminated by the Company for Cause, as defined in Section 4(a)(ii), on notice to the Executive. The Employment Term and the Executive’s employment may be terminated by the Executive other than for Good Reason, as defined in Section 4(c), on sixty (60) days’ notice to the Company. The Employment Term will expire and the Executive’s employment hereunder shall terminate as a result of notice given by the Executive in accordance with Section 1.

For purposes of this Agreement, “Cause” shall mean (A) gross dereliction in the performance of, the Executive’s duties to the Company or any of its Affiliates (as defined in Section 7(a)), if the Executive fails to cure such dereliction, if curable, within thirty (30) days after receipt from the Company of written notice specifying such dereliction; (B) fraud, embezzlement or theft with respect to the Company or any of its Affiliates; (C) material breach of Section 5 of this Agreement or of a fiduciary duty owed by the Executive to the Company or any of its Affiliates; or (D) conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude.

If the Executive’s employment is terminated by the Company for Cause, or by the Executive other than for Good Reason or the Employment Term expires and the Executive’s employment terminates as a result of notice given by the Executive in accordance with Section 1, the Executive shall be entitled to receive (A) Base Salary through the date of termination, to the extent not previously paid; (B) any Bonus earned but unpaid as of the date of termination for any previously completed fiscal year; and (C) reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination and properly submitted for reimbursement within sixty (60) days following the date of termination; and (D) such reimbursements and benefits under the Benefit Plans, if any, to which the Executive became entitled prior to or on the date of termination, including, but not limited to, any vacation accrued but unused, through the date of termination, as determined in accordance with Company policies but excluding payments, if any, under any severance plan or policy of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”). Following termination of the Executive’s employment by the Company for Cause or by the Executive other than for Good Reason or upon expiration of the Employment Term and termination of the Executive’s employment by notice of the Executive in accordance with Section 1, the Executive shall have no further rights to any compensation or any other benefits, except as set forth in this Section 4(a) (iii).

Disability or Death.

The Employment Term and Executive’s employment hereunder automatically shall terminate upon Executive’s death and may be terminated by the Company on thirty (30) days’ notice to the Executive if Executive becomes physically or mentally incapacitated and is therefore unable for one hundred and eighty (180) days in any period of three hundred and sixty-five (365) consecutive days to perform his duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

Upon termination of the Executive’s employment hereunder due to death, the Executive’s estate shall be entitled to receive (A) the Accrued Rights and (B) a pro-rated bonus equal to (i) the greater of (y) the Target Bonus and (z) the highest Bonus paid to the Executive during the three years prior to the termination multiplied by a fraction, the numerator of which is the number of days of the fiscal year that shall have elapsed through the date of termination of the Executive’s employment and the denominator of which is 365 (the “Pro-Rated Bonus”) which shall be payable in a lump sum within thirty (30) days of the date of termination. Following the Executive’s termination of employment due to death, except as set forth in this Section 4(b)(ii), the Executive shall have no further rights to any compensation or any other benefits.

Upon termination of the Executive’s employment hereunder due to Disability, the Executive shall be entitled to receive (A) the Accrued Rights, (B) the Pro-Rated Bonus, payable in a lump sum within thirty (30) days of the date of termination and (C) continuation of the Base Salary during the twelve (12) months following the date of termination, less any period during such twelve (12) months for which the Executive receives benefits under any disability plan in which he is a participant as a result of his employment with the Company. Following the Executive’s termination of employment due to Disability, except as set forth in this Section 4(b)(iii), the Executive shall have no further rights to any compensation or any other benefits.

By the Company Other Than For Cause or By the Executive For Good Reason or Expiration of the Employment Term by the Company’s Notice.

The Employment Term and the Executive’s employment hereunder may be terminated by the Company other than for Cause hereunder on sixty (60) days’ notice to the Executive or by the Executive for Good Reason on notice to the Company. The Employment Term will expire and the Executive’s employment hereunder shall terminate as a result of notice given by the Company in accordance with Section 1.

For purposes of this Agreement, “Good Reason” shall mean: (A) the Company’s removal of the Executive, without his consent, from the position of Chief Executive Officer of the Company (or a successor corporation) and/or as a member of the Board (or of the board of a successor company) or failure to nominate the Executive, and support in good faith the Executive, as a member of the Board (or of the board of a successor company); (B) a material diminution, without his consent, of the duties or authority attendant to the Executive’s position; (C) material failure of the Company to provide the Executive compensation and benefits in accordance with the terms of Section 3 hereof; (D) the Company’s requirement that the Executive relocate his office more than thirty-five (35) miles from the Executive’s then-current office, without the Executive’s consent; (E) other material breach of this Agreement by the Company; or (F) through action or inaction of the Board, the Executive is unable reasonably to perform his duties; provided that the events described in clauses (A) through (F) of this Section 4(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from the Executive of written notice specifying the event which constitutes Good Reason.

If the Executive’s employment is terminated by the Company other than for Cause (and other than by reason of death or Disability) or by the Executive for Good Reason or the Employment Term expires and the Executive’s employment terminates as a result of notice given by the Company in accordance with Section 1, the Executive shall be entitled to receive: (A) the Accrued Rights, (B) payment of Base Salary commencing with the first regular Company payday in the seventh month following the date of termination of the Executive’s employment and continuing (i) for two (2) years following the date of termination of the Executive’s employment or, if termination occurs during the first year of the Employment Term, (ii) for the period from such date of termination through the day immediately preceding the third anniversary of the Effective Date; (C) the greater of (i) the Target Bonus and (ii) the highest Bonus paid to the Executive during the three years prior to the termination, payable in a lump sum within thirty (30) days of termination; (D) continuation of the participation of the Executive and his eligible dependents in the Company’s health and dental plans and continuation of the participation of the Executive in the Company’s group life insurance plan until the last day of the period for which the Executive is receiving Base Salary under clause (B) hereof or, if earlier, until the date he becomes eligible for coverage under the health, dental or life insurance plan of another employer; provided, however, that in the event that the Company determines that it is unable to continue any such participation, it shall pay the cost, on an after-tax basis, of comparable coverage; (E) notwithstanding anything to the contrary in the Company’s equity-based plans or any equity award agreement between the Company and the Executive, immediate vesting of all outstanding unvested equity awards; and (F) reimbursement, up to fifteen thousand dollars ($15,000), for outplacement services reasonably selected by the Executive. Following termination of the Executive’s employment under Section 4(c), except as set forth in this Section 4(c)(iii) and the final sentence of Section 4(g), the Executive shall have no further rights to any compensation or any other benefits.

Following a Change of Control. In the event of a Change of Control (as hereafter defined) and, within twenty-four (24) months thereafter, the Company provides notice to the Executive of the Executive’s termination by the Company other than for Cause (and other than due to Disability), the Executive’s employment is terminated by the Executive for Good Reason or the Employment Term expires and the Executive’s employment terminates as a result of notice given by the Company in accordance with Section 1, the Executive shall be entitled to receive: (A) the Accrued Rights, (B) an amount equal to two times the Base Salary, payable in a single lump sum within thirty (30) days following the date of termination; (C) an amount equal to two times the greater of (i) the Target Bonus for the fiscal year in which termination of the Executive’s employment occurs and (ii) the highest Bonus paid to the Executive for the three fiscal years immediately preceding that in which termination occurs, payable in a lump sum within thirty (30) days of termination; (D) continuation of the participation of the Executive and his eligible dependents in the Company’s health and dental plans and continuation of the participation of the Executive in the Company’s group life insurance plan until the expiration of two years following the date of termination of the Executive’s employment or, if earlier, until the date he becomes eligible for coverage under the health, dental or life insurance plan of another employer; provided, however, that in the event that the Company determines that it is unable to continue any such participation, it shall pay the cost, on an after-tax basis, of comparable coverage; (E) notwithstanding anything to the contrary in the Company’s equity-based plans or any equity award agreement between the Company and the Executive, immediate vesting of all outstanding unvested equity awards, which in the case of any stock options, shall remain exercisable for a period of one year following the date of termination or until the date such stock options would have expired in the absence of a termination of employment, if earlier; and (F) reimbursement, up to fifteen thousand dollars ($15,000), for outplacement services reasonably selected by the Executive. Following termination of the Executive’s employment pursuant to this Section 4(d), except as set forth in this Section 4(d) and Section 4(g), the Executive shall have no further rights to any compensation or any other benefits.

Certain tax-related payments. Payments and benefits under this Agreement shall be made and provided without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of the Executive) would be limited or precluded by Section 280G (“Section 280G”) of the U.S. Internal Revenue Code (the “Code”) and without regard to whether such payments (or any other payments or benefits) would subject the Executive to the federal excise tax applicable to certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”). If any portion of the payments or benefits to or for the benefit of the Executive (including, but not limited to, payments and benefits under this Agreement but determined without regard to this paragraph) constitutes an “excess parachute payment” within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the “Excess Parachute Payments”), the Company shall promptly pay to the Executive an additional amount (the “gross-up payment”) that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax with respect to the Excess Parachute Payments; provided that to the extent any gross-up payment would be considered “deferred compensation” for purposes of Section 409A of the Code, the manner and time of payment, and the provisions of this Agreement, shall be adjusted to the extent necessary (but only to the extent necessary) to comply with the requirements of Section 409A with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at Section 409A(a)(1)(B) or Section 409A(b)(4) of the Code (the “Section 409A penalties”); and further provided that if, notwithstanding the immediately preceding proviso, the gross-up payment cannot be made to conform to the requirements of Section 409A of the Code, the amount of the gross-up payment shall be determined without regard to any gross-up for the Section 409A penalties. The determination as to whether Executive’s payments and benefits include Excess Parachute Payments and, if so, the amount of such payments, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company’s expense by Ernst & Young or by such other certified public accounting firm as the Board may designate prior to a Change of Control (the “accounting firm”). Notwithstanding the foregoing, if the U.S. Internal Revenue Service shall assert an Excise Tax liability that is higher than the Excise Tax (if any) determined by the accounting firm, the Company shall promptly augment the gross-up payment to address such higher Excise Tax liability.

Notice of Termination. Any purported termination of employment by the Company or by the Executive (other than due to the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and such notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

Status of Benefits. Payment under the applicable provision of this Section 4 shall be in lieu of any and all compensation and benefits of any kind or description to which the Executive might otherwise be entitled, under a severance pay plan or agreement or otherwise, as a result of the termination of his employment hereunder. Except for medical, dental and life insurance coverage continued pursuant to Section 4(c)(iii) or 4(d), Executive’s participation in Benefit Plans shall terminate pursuant to the applicable plan terms based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination. Nothing contained in this Section 4, however, shall constitute or be construed as constituting a waiver by the Executive of any rights to which the Executive became entitled prior to or on the date of termination under any Benefit Plan, other than any severance plan or policy of the Company.

Obligations of the Executive.

Confidentiality. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information; that the Executive may develop Confidential Information for the Company and its Affiliates; and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law after notice to the Company and a reasonable opportunity for the Company to seek protection of the Confidential Information prior to disclosure or for the proper performance of his duties to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

Return of Company Property. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents and other property of the Company and its Affiliates then in the Executive’s possession or control.

Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

While the Executive is employed by the Company and for two (2) years after the termination of the Executive’s employment (the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete in the materials integrity management business, or in such additional businesses as the Company or any Subsidiary is engaged in at the time of the Executive’s termination, with the Company or any Subsidiary within the United States or in any country in which the Company or any Subsidiary then is doing business. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the materials integrity management business of the Company or any Subsidiary, or such additional businesses as the Company or any Subsidiary is engaged in at the time of the Executive’s termination, as conducted at any time during the Executive’s employment. Notwithstanding anything herein to the contrary, the Executive may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than two percent of the equity of such enterprise.

The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not hire or attempt to hire any executive employee of the Company or any Subsidiary whom he directly supervises or any key scientific or technical employee of the Company or any Subsidiary, assist in such hiring by any Person, or encourage any such employee to terminate his or her relationship with the Company or any Subsidiary, provided that the Executive shall be permitted to hire any such person if such person has not been employed by the Company or any Subsidiary for a period of six months at the time of such hiring, nor shall the Executive solicit or encourage any customer or vendor of the Company, which he knows to be a customer or vendor of the Company, to terminate or diminish its relationship with it.

Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 5. The Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in this Section 5, the damage to the Company could be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographical area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

“A Change of Control shall be deemed to have occurred if:

any Person (defined for the purposes hereof as any individual, entity or other person, including a group within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that for purposes of this clause any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or its direct or indirect subsidiaries shall not Constitute a Change of Control; or

Individuals who constitute the Board: (A) on the Effective Date and until the closing of the Transactions; or (B) after the closing of the Transactions in accordance with the Eagle Merger (in either case, the “Incumbent Directors”), cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or

There is consummated a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (A) the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and of the combined voting power of the Outstanding Company Voting Securities immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and of the combined voting power of the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Employer or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

The stockholders of the Company approve a complete liquidation or dissolution of the Company.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the confidential special needs of the customers of the Company and its Affiliates and (v) the confidential substance of the business relationships of the Company and its Affiliates. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclose.

Other than as otherwise provided in the definition of “Change of Control,” “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

“Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

“Subsidiary” means any corporation or other entity 80% or more of the voting securities of which is owned directly or indirectly by the Company.

Miscellaneous.

Waiver of Equity Award Acceleration. Notwithstanding any provision to the contrary in the Company’s equity-based plans or any equity award agreement between the Executive and the Company, the Executive agrees that in the event of the closing of the Transactions, the vesting of any unvested equity awards held by the Executive at the time of the closing of the Transactions that are subject to the Company’s equity-based plans or an equity award agreement between the Executive and the Company shall not accelerate solely as a result of the closing of the Transactions.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties, and supersedes all prior communications, agreements and understandings, written or oral, with respect to the employment of the Executive by the Company and all matters related thereto. This Agreement may not be altered, modified, or amended except by written instrument signed by the Executive and an expressly authorized representative of the Board.

c. Section 409A of the Code. If the Company or the Executive determines that any payment obligation under this Agreement will cause the Executive to incur tax obligations under Section 409A of the Code, then the parties shall negotiate in good faith to structure an alternative payment mechanism consistent with the parties’ objectives, to the extent reasonably practicable, that will not cause the Executive to incur such tax obligations under Section 409A of the Code.

d. No Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

e. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

f. Mitigation. In no event shall the Executive be obligated to seek other employment and, except as otherwise expressly provided in 4(c)(iii) or 4(d) with respect to participation in certain Employee Benefit Plans, also the Executive shall not be obligated to take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

g. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person; provided that the failure to make such assignment shall constitute “Good Reason” as set forth in Section 4(c)(ii). This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. The Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company, successor or permitted assign to whose employ the Executive may be transferred, without the necessity that this Agreement be re-signed at the time of such transfer.

h. Indemnification/Directors’ & Officers’ Liability Insurance. The Executive shall be entitled to coverage under any directors’ and officers’ insurance and any general liability insurance maintained by the Company to the same extent as executives of the Company generally. The Executive shall also have the same rights of indemnification and contribution as are provided to executives of the Company generally under the articles of incorporation or by-laws of the Company.

i. Notice. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and, except as otherwise expressly provided in this Agreement, shall be effective when delivered in person, consigned to a national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received. Reference is made to the definition of Notice of Termination in Section 4(f).

j. Withholding Taxes. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

k. Captions and Counterparts. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

l. Attorneys’ Fees. The Company shall pay the Executive’s reasonable attorneys’ fees incurred by the Executive in connection with preparation, execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/S/ GIDEON ARGOV.
GIDEON ARGOV

MYKROLIS CORPORATION:

BY:	/s/ Jean-Marc Pandraud
Name:	Jean-Marc Pandraud
Title:	President & COO

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